Exhibit 99.1

808 Renewable Energy Corporation (OTCQX:RNWR) is buying back up to 20 Million shares of its common stock.

Oct 10, 2014

OTC Disclosure & News Service

808 Renewable Energy Corporation (OTCQX:RNWR) is buying back up to 20 Million shares of its common stock.

808 Renewable Energy Corporation (OTCQX:RNWR) is pleased to announce that it has authorized a share buyback program to repurchase up to twenty million shares of its common stock on the open market.

PR Newswire	GARDEN GROVE, Calif., Oct. 10, 2014

GARDEN GROVE, Calif., Oct. 10, 2014 /PRNewswire/ -- 808 Renewable Energy Corporation (OTCQX: RNWR) is pleased to announce that the Board of Directors has authorized a share buyback program to repurchase up to twenty million (20,000,000) shares of its common stock on the open market. "We feel that at the current prices and our assets intrinsic and book value we are trading at a deep discount. We will continue to purchase shares until this is no longer the best use of any excess capital that we may have. We continue to be debt free and have no payables or receivables," Patrick Carter, the Company's CEO, states. "We feel our company is in a better position than ever and that with no debt and a low price we are buyers of our own stock at these levels."

808 Renewable Energy currently owns and operates 22 CHP energy systems in 6 sites spread across San Francisco Bay Area and Southern California. The Company is California's leading CHP owner/operator of CHP systems under 1.5 MW, supplying the public and the private sectors with eco-friendly, cost-effective electrical and thermal energy.

For further information and updates on 808 Renewable Energy OTCQX: RNWR), its trading status, completed projects and services offered, please visit: www.808renewableenergy.com. 808 Renewable Energy can also be found on Twitter (@808RenewableEnergy), as well as on the Web and Social Media, via the hashtag #WeAreInvested.

About 808 Renewable Energy

Headquartered in Garden Grove, CA, 808 Renewable Energy bridges the gap between industry and investors with renewable energy investments. 808 Renewable Energy's primary focus, to provide and manage renewable, eco-friendly projects for manufacturing companies and other large facilities, is accomplished by installing or acquiring for clients, cost-free cogeneration, solar and other renewable energy equipment, which lowers energy costs, reduces environmental emissions, and ecological footprint. 808 Renewable Energy is the leading CHP provider in the State of California, with more than 22 CHP systems in public and private buildings.

Forward Looking Statements

Statements contained in this press release may contain forward-looking statements. Any historical facts stated is faithfully represented as of the date these statements are released. Any expectations about the projected production are based on current projection and may substantially change under unforeseen events and/or circumstances in the future. The Company is not obliged to update the forward-looking statements provided for any events that occur or any circumstances that exist after the date this statement are published.

SOURCE 808 Renewable Energy Corporation

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